Pricing supplement To prospectus dated April 5, 2018, prospectus supplement dated April 5, 2018 and product supplement no. 1-I dated April 5, 2018	Pricing Supplement to Product Supplement No. 1-I Registration Statement Nos. 333-222672 and 333-222672-01 Dated November 19, 2018; Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

$2,690,000

Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	Unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. maturing November 21, 2025, subject to postponement as described below.
•	The notes are designed for investors who believe that (i) the 30-Year U.S. Dollar ICE Swap Rate will be greater than the 2-Year U.S. Dollar ICE Swap Rate on each Determination Date, (ii) the Index Level of each of the S&P 500® Index and the Russell 2000® Index (each an “Index” and, collectively, the “Indices”) will remain at or above its Minimum Index Level of 60.00% of its Initial Index Level on each Accrual Determination Date and (iii) the Index Level of each of the S&P 500® Index and the Russell 2000® Index will be greater than or equal to its respective Barrier Level of 60.00% of its Initial Index Level on the Observation Date.
•	The notes are designed for investors who seek periodic interest payments that will accrue (i) for the Initial Interest Periods, at a rate of 9.00% per annum and (ii) for each other Interest Period, at a per annum rate equal to the Spread (the 30-Year ICE Swap Rate minus the 2-Year ICE Swap Rate) on the applicable Determination Date for such Interest Period multiplied by the Multiplier, provided that the Closing Level of each Index on each Accrual Determination Date during such Interest Period is greater than or equal to its Minimum Index Level (for each Index, 60.00% of its Index Level on the Pricing Date), and subject to the Maximum Interest Rate and the Minimum Interest Rate.
•	At maturity, an investor in the notes will lose at least 40.00% of principal and may lose all of the initial investment in the notes if the Index Level of either Index declines below its respective Barrier Level on the Observation Date.
•	After the Initial Interest Periods, if either (i) the Spread on the applicable Determination Date is less than or equal to zero or (ii) the level of either Index is less than its Minimum Index Level for an entire Interest Period, the Interest Rate for such Interest Period will be equal to zero. In addition, investors should be willing to assume the risk that if the Ending Index Level of either Index is less than its respective Barrier Level, they will lose at least 40.00% of their principal and may lose their entire principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Subject to satisfaction of the Accrual Provision, interest on the notes will be calculated based on the applicable Interest Factor, which will be equal to the Spread times the Multiplier (subject to the Maximum Interest Rate and the Minimum Interest Rate). In no event will the Interest Rate be greater than the Maximum Interest Rate as set forth below or less than the Minimum Interest Rate of 0% per annum.
•	At our option, we may call your notes prior to their scheduled Maturity Date on one of the Redemption Dates set forth below. For more information, see “Key Terms” and “Selected Risk Considerations” in this pricing supplement.
•	The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in product supplement. In particular, whether the Accrual Provision is satisfied will depend on the Index Level on the applicable Accrual Determination Date (rather than on the Index Level on an Equity Index Determination Date as described in product supplement), as set forth below. Please refer to “Additional Key Terms — Accrual Provision,” “Additional Key Terms — Accrual Determination Date,” “Key Terms — Redemption Feature” and “Selected Purchase Considerations — Periodic Interest Payments” in this pricing supplement for more information.
•	Notes may be purchased in minimum denominations of $1,000 and in integral multiples of $1,000 thereafter.
•	The notes priced on November 19, 2018 and are expected to settle on or about November 21, 2018.

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Payment at Maturity:

If the Ending Index Level of each Index is greater than or equal to its respective Barrier Level, you will receive the principal amount of your notes at maturity.

If the Ending Index Level of either Index is less than its respective Barrier Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

If the Ending Index Level of either Index is less than its respective Barrier Level, you will lose at least 40.00% of your principal and may lose your entire principal at maturity.

Regardless of whether the Ending Index Level of either Index is greater than, equal to or less than its Initial Index Level, at maturity you will also receive any accrued and unpaid interest on your notes.

Initial Index Level:	With respect to each Index, the Index Level of that Index on the Pricing Date, which was 2,690.73 for the S&P 500® Index and 1,496.541 for the Russell 2000® Index
Ending Index Level:	With respect to each Index, the Index Level of that Index on the Observation Date
Index Return:	With respect to each Index, the Index Return is calculated as follows: (Ending Index Level - Initial Index Level) Initial Index Level
Lesser Performing Index:	The Index with the Lesser Performing Index Return
Lesser Performing Index Return:	The lower of the Index Return of the S&P 500® Index and the Index Return of the Russell 2000® Index
Barrier Level:	With respect to each Index, 60.00% of its Initial Index Level, which is 1,614.438 for the S&P 500® Index and 897.9246 for the Russell 2000® Index
Redemption Feature:	On the 21st calendar day of each February, May, August and November of each year, commencing on November 21, 2019 and ending on the Maturity Date (each, a “Redemption Date”), we may redeem your notes in whole but not in part at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest to but excluding the Redemption Date, subject to the Business Day Convention and the Interest Accrual Convention described below and in the accompanying product supplement.
Interest:	We will pay you interest on each Interest Payment Date based on the applicable Day Count Fraction and subject to the Interest Accrual Convention, as applicable, described below and in the accompanying product supplement.
Initial Interest Period(s):	The Interest Periods during the period beginning on and including the Original Issue Date of the notes and ending on but excluding November 21, 2019. The Accrual Provision will not be applicable during the Initial Interest Periods.
Interest Period:	The period beginning on and including the Original Issue Date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, subject to the Interest Accrual Convention described below and in the accompanying product supplement.
Interest Payment Dates:	Interest on the notes will be payable in arrears on the 21st calendar day of each February, May, August and November of each year, commencing on February 21, 2019 to and including the Maturity Date, subject to the Business Day Convention and Interest Accrual Convention described below and in the accompanying product supplement.
Interest Rate:

For each Initial Interest Period, 9.00%. For each Interest Period (other than an Initial Interest Period), the Calculation Agent will determine the Interest Rate┼ per annum applicable to each Interest Period, calculated in thousandths of a percent, with five ten-thousandths of a percent rounded upwards, based on the following formula:

, where

“Actual Days” means, with respect to each Interest Payment Date, the actual number of calendar days in the immediately preceding Interest Period; and

“Variable Days” means, with respect to each Interest Payment Date, the actual number of calendar days during the immediately preceding Interest Period on which the Accrual Provision is satisfied.

Investing in the Callable Range Accrual Notes involves a number of risks. See “Risk Factors” beginning on page PS-18 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, the accompanying underlying supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)(2)	Fees and Commissions (2)	Proceeds to Issuer
Per note	At variable prices	$35.734	$964.266
Total	At variable prices	$96,124.46	$2,593,875.54

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $35.734 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $927.60 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

November 19, 2018

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 1-I dated April 5, 2018: https://www.sec.gov/Archives/edgar/data/19617/000089109218003346/e78092_424b2.htm
•	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 5, 2018: https://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Interest Rate (Continued):	┼The Interest Rate as described above is a rate per annum, may not equal the Interest Factor during any Interest Period and is subject to the Minimum Interest Rate and a Maximum Interest Rate. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied. See the definition for “Variable Days” and “Accrual Provision” herein, as well as the formula for Interest Rate set forth above.
Other Key Terms:	Please see “Additional Key Terms” in this pricing supplement for other key terms.
Interest Factor:	With respect to each Interest Period (other than an Initial Interest Period), the Spread times the Multiplier, subject to the Maximum Interest Rate and the Minimum Interest Rate. The Interest Rate is a per annum rate and may or may not equal the Interest Factor during any Interest Period. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied. See the definition for “Variable Days” and “Accrual Provision” herein, as well as the formula for Interest Rate set forth above.
Spread:	With respect to each Interest Period (after the Initial Interest Periods), the 30-Year ICE Swap Rate minus the 2-Year ICE Swap Rate as determined on the applicable Determination Date. If, on the applicable Determination Date, the Spread is equal to or less than zero, interest will accrue at a rate of 0.00% for that Interest Period.
Multiplier:	50.0
Minimum Interest Rate:	With respect to each Interest Period (other than an Initial Interest Period), 0.00% per annum
Maximum Interest Rate:	With respect to each Interest Period (other than an Initial Interest Period), 9.00% per annum
Accrual Provision:	For each Interest Period, the Accrual Provision shall be deemed to have been satisfied on each calendar day during such Interest Period on which (i) the Index Level of the S&P 500® Index, as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to its Minimum Index Level and (ii) the Index Level of the Russell 2000® Index, as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to its Minimum Index Level. If the Index Level of either of the S&P 500® Index or the Russell 2000® Index, each as determined on the Accrual Determination Date relating to such calendar day, is less than its Minimum Index Level, then the Accrual Provision shall be deemed not to have been satisfied for such calendar day. Notwithstanding the foregoing and anything to the contrary in the accompanying product supplement, the Accrual Provision will be deemed to have not been satisfied on a calendar day if a market disruption event with respect to either Index occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that calendar day (including any originally scheduled Accrual Determination Date relating to an Exclusion Period).
Accrual Determination Date:	For each calendar day during an Interest Period, the second Trading Day prior to such calendar day. Notwithstanding the foregoing, for all calendar days in the Exclusion Period, the Accrual Determination Date will be the first Trading Day that precedes such Exclusion Period. The Accrual Provision will be deemed to have not been satisfied on a calendar day if a market disruption event occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that calendar day.
Exclusion Period:	For each Interest Period, the period commencing on the sixth Business Day prior to but excluding each Interest Payment Date.
Index Level:	(i) With respect to the S&P 500® Index on any Trading Day, the official closing level of the S&P 500® Index published following the regular official weekday close of trading for the S&P 500® Index as published by Bloomberg Financial Services on such Trading Day; and (ii) with respect to the Russell 2000® Index on any Trading Day, the closing level of the Russell 2000® Index as published by Bloomberg Financial Markets on such Trading Day. In certain circumstances, the Index Level will be based on the alternative calculation of the S&P 500® Index and the Russell 2000® Index as described under “General Terms of Notes — Discontinuation of an Equity Index; Alteration of Method of Calculation” in the accompanying product supplement.
Minimum Index Level:	With respect to each Index, 60.00% of its Index Level on the Pricing Date, which is 1,614.438 for the S&P 500® Index and 897.9246 for the Russell 2000® Index.
Trading Day:	A day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges for securities underlying each Index or the relevant successor index, if applicable, and (ii) the exchanges on which futures or options contracts related to each Index or the relevant successor index, if applicable, are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.
Business Day:	Any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted
Determination Date:	For each Interest Period (other than the Initial Interest Periods), the second U.S. Government Securities Business Day immediately preceding the beginning of the applicable Interest Period.
U.S. Government Securities Business Day:	Any day, other than a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (“SIFMA”) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
30-Year ICE Swap Rate:	With respect to any Determination Date, the 30-Year U.S. Dollar ICE Swap Rate, which is the rate for a U.S. dollar swap with a designated maturity of 30 years that appears on Reuters page “ICESWAP1” (or any successor page) at approximately 11:00 a.m., New York City time, on the Determination Date, as determined by the Calculation Agent. On the applicable Determination Date, if the 30-Year ICE Swap Rate cannot be determined by reference to Reuters page “ICESWAP1” (or any successor page), then the Calculation Agent will determine the 30-Year ICE Swap Rate in accordance with the fallbacks set forth under “What is an ICE Swap Rate?” below.
2-Year ICE Swap Rate:

With respect to any Determination Date, the 2-Year U.S. Dollar ICE Swap Rate, which is the rate for a U.S. dollar swap with a designated maturity of 2 years that appears on Reuters page “ICESWAP1” (or any successor page) at approximately 11:00 a.m., New York City time, on the Determination Date, as determined by the Calculation Agent. On the applicable Determination Date, if the 2-Year ICE Swap Rate cannot be determined by reference to Reuters page “ICESWAP1” (or any successor page), then the Calculation Agent will determine the 2-Year ICE Swap Rate in accordance with the fallbacks set forth under “What is an ICE Swap Rate?” below.

JPMorgan Structured Investments —	PS- 1
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

We refer to the 30-Year ICE Swap Rate and the 2-Year ICE Swap Rate each as a “ICE Swap Rate” and together as the “ICE Swap Rates”.
Pricing Date:	November 19, 2018
Original Issue Date (Settlement Date):	On or about November 21, 2018, subject to the Business Day Convention.
Observation Date*:	November 19, 2025
Maturity Date*:	November 21, 2025, subject to the Business Day Convention.
Business Day Convention:	Following
Interest Accrual Convention:	Unadjusted
Day Count Fraction:	30/360
CUSIP:	48130UPF6

* Subject to postponement in the event of a market disruption event and as described under “Description of Notes—Payment on the Notes—Payment At Maturity” and “Description of Notes—Payment on the Notes—Postponement of an Observation Date” in the accompanying product supplement.

JPMorgan Structured Investments —	PS- 2
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

Selected Purchase Considerations

•	LIMITED PROTECTION AGAINST LOSS - We will pay you your principal back at maturity if the Ending Index Level of each Index is not less than its respective Barrier Level. If the Ending Index Level of either Index is less than its respective Barrier Level, for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes. If the Ending Index Level of either Index is less than its respective Barrier Level, you will lose at least 40.00% of your principal and may lose your entire principal at maturity.
•	EXPOSURE TO THE S&P 500® INDEX AND THE RUSSELL 2000® INDEX - The return on the notes at maturity is linked to the Lesser Performing Index, which will be either the S&P 500® Index or the Russell 2000® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement. The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000 Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000 Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement.
•	PRESERVATION OF CAPITAL UPON EARLY REDEMPTION — Regardless of the performance of the ICE Swap Rates, the S&P 500® Index or the Russell 2000® Index, we will pay you at least the principal amount of your notes upon early redemption. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount upon early redemption is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	PERIODIC INTEREST PAYMENTS — The notes offer periodic interest payments on each Interest Payment Date. For the Initial Interest Periods, the notes will pay at a fixed Interest Rate. After the Initial Interest Periods, the notes will pay at the applicable variable Interest Rate, which takes into account the Accrual Provision. The interest payments for all Interest Periods after the Initial Interest Periods will be affected by both the levels of the ICE Swap Rates and the Index Levels of the S&P 500® Index and the Russell 2000® Index as described under “Interest Rate” on the cover of this pricing supplement, but will not reflect the performance of such rates or such Indices. During any Interest Period other than the Initial Interest Periods, in no event will the Interest Rate be greater than the Maximum Interest Rate of 9.00% per annum or less than the Minimum Interest Rate of 0.00% per annum. The yield on the notes may be less than the overall return you would receive from a conventional debt security that you could purchase today with the same maturity as the notes.
•	POTENTIAL EARLY REDEMPTION BY US AT OUR OPTION — At our option, we may redeem the notes, in whole but not in part, on each of the Redemption Dates set forth above, commencing on November 21, 2019, at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest, subject to the Business Day Convention and the Interest Accrual Convention described on the cover of this pricing supplement and in the accompanying product supplement. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the Business Day immediately preceding the applicable Redemption Date. Even in cases where the notes are called before maturity, noteholders are not entitled to any fees or commissions described on the front cover of this pricing supplement.
•	TAX TREATMENT— You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1-I. Based on the advice of Sidley Austin llp, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as income-bearing pre-paid derivative contracts. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

Assuming that the treatment of the notes as income-bearing pre-paid derivative contracts is respected, interest payments that you receive should be included in ordinary income at the time you receive the payments or when the payments accrue, in accordance with your regular method of accounting for U.S. federal income tax purposes.

JPMorgan Structured Investments —	PS- 3
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

Under this treatment, any gain or loss recognized upon the sale, exchange, redemption or maturity of the notes should be treated as capital gain or loss. Any such capital gain or loss should be treated as long-term capital gain or loss if you held the notes for more than one year.

Non-U.S. Holders should note that because the United States federal income tax treatment (including the applicability of withholding) of the interest payments on the notes is uncertain, and although the Company believes it is reasonable to take a position that the interest payments are not subject to U.S. withholding tax (at least if the applicable IRS Form W-8 is provided), a withholding agent could possibly nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are a Non-U.S. Holder, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Non-U.S. Holders should also note that final Treasury regulations were released on legislation that imposes a withholding tax of 30% on payments to certain foreign entities unless information reporting and diligence requirements are met, as described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders” in the accompanying product supplement. Pursuant to the final regulations, such withholding tax will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to this withholding tax. The withholding tax described above will not apply to payments of gross proceeds from the sale, exchange, redemption or other disposition of the notes made before January 1, 2019.

Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, Treasury regulations exclude from the scope of Section 871(m) instruments issued in 2018 that are not “delta-one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel, Sidley Austin llp, is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Both U.S. and Non-U.S. Holders should consult their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisors with respect to the tax consequences of an investment in the notes, including possible alternative treatments.

Subject to certain assumptions and representations received from us, the discussion in this section entitled “Tax Treatment”, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Sidley Austin llp regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Lesser Performing Index and will depend on whether, and the extent to which, the Lesser Performing Index Return is positive or negative. Your investment will be exposed to loss if the Ending Index Level of either Index is less than its respective Barrier Level. For every 1% that the Ending Index Level of the Lesser Performing Index is less than its respective Barrier Level, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, if the Ending Index Level of either Index is less than its respective Barrier Level, you will lose at least 40.00% of your principal and may lose your entire principal at maturity.
•	THE NOTES ARE NOT ORDINARY DEBT SECURITIES AND ARE SUBJECT TO AN INTEREST ACCRUAL PROVISION; AFTER THE INITIAL INTEREST PERIODS, THE INTEREST RATE ON THE NOTES IS VARIABLE AND WILL NOT EXCEED THE MAXIMUM INTEREST RATE AS SET FORTH ABOVE AND MAY BE EQUAL TO 0.00% — The terms of the notes differ from those of ordinary debt securities in that the rate of interest you will receive after the Initial Interest Periods is not fixed, but will vary based on the levels of the S&P 500® Index and the Russell 2000® Index the over the course of each Interest Period and the Spread on the applicable Determination Date. For each Interest Period after the Initial Interest Periods, there is a Maximum Interest Rate per annum equal to the Interest

JPMorgan Structured Investments —	PS- 4
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

Factor set forth above on the cover of this pricing supplement. This is because the variable Interest Rate on the notes, while determined by reference to the Spread on the applicable Determination Date and the Index Levels of both the S&P 500® Index and the Russell 2000® Index as described on the cover of this pricing supplement, does not actually pay an amount based directly on such levels. Your return on the notes for any Interest Period (other than an Initial Interest Period) will not exceed the applicable Interest Factor for such Interest Period, regardless of the Spread or appreciation in either the S&P 500® Index or the Russell 2000® Index, which may be significant. Moreover, each calendar day during an Interest Period (other than an Initial Interest Period) for which the Index Level of either the S&P 500® Index or the Russell 2000® Index is less than the Minimum Index Level (each as determined based on the levels of the S&P 500® Index and the Russell 2000® Index on the applicable Accrual Determination Date) will result in a reduction of the Interest Rate per annum payable for the corresponding Interest Period. For Interest Periods other than the Initial Interest Periods, if the Index Level of either the S&P 500® Index or the Russell 2000® Index is less than the Minimum Index Level for an entire Interest Period, the Interest Rate for such Interest Period will be equal to 0.00% and you will not receive any interest payment for such Interest Period. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.

•	THE NOTES REFERENCE TWO EQUITY INDICES AND THE ICE SWAP RATES — After the Initial Interest Periods, if the Index Level of the S&P 500® Index and/or the Russell 2000® Index is less than the Minimum Index Level on any Accrual Determination Date, the notes will not accrue interest on that day. If the notes do not satisfy the Accrual Provision for each calendar day in an Interest Period, the Interest Rate payable on the notes will be equal to 0.00% per annum for such Interest Period. Similarly, after the Initial Interest Periods, if the 30-Year ICE Swap Rate is less than or equal to the 2-Year ICE Swap Rate on the Determination Date, interest on the notes, will accrue at 0.00% per annum for such Interest Period. You should carefully consider the movement, current levels and overall trend in equity markets and swap rates, prior to purchasing these notes. Although the notes do not directly reference the level of the S&P 500® Index, the Russell 2000® Index or the ICE Swap Rates, the interest, if any, payable on your notes is contingent upon, and related to, each of these levels.
•	THE INTEREST RATE ON THE NOTES AFTER THE INITIAL INTEREST PERIODS IS SUBJECT TO A MAXIMUM INTEREST RATE — After the Initial Interest Periods, the rate of interest payable on the notes is variable; however, it is still subject to a Maximum Interest Rate. The Interest Rate on the notes after the Initial Interest Periods will not exceed the Maximum Interest Rate of 9.00% per annum. Although the notes are subject to an Accrual Provision, the interest (if any) payable on the notes accrues at a rate based on the applicable Interest Factor set forth above, and therefore the amount of interest payable on the notes remains subject to the Maximum Interest Rate.
•	You Are Exposed to Performance Risk of Each THE ICE Swap Rates, the S&P 500® Index AND THE RUSSELL 2000® INDEX— Your Interest Rate applicable to each Interest Period after the Initial Interest Periods is not linked to the aggregate performance of the ICE Swap Rates, the S&P 500® Index and the Russell 2000® Index. For instance, whether or not a calendar day is a Variable Day within an Interest Period (other than an Initial Interest Period) will be contingent upon the performance of the S&P 500® Index and the Russell 2000® Index as determined on the applicable Accrual Determination Date. Further, the Interest Factor that is to be used to determine the Interest Rate will be determined by the ICE Swap Rates on the applicable Determination Date. Unlike an investment in an instrument with a return linked to a basket of underlying assets, in which risk is mitigated through diversification among all of the components of the basket, an investment in the notes will expose you to the risks related to each of the ICE Swap Rates, the S&P 500® Index and the Russell 2000® Index. Poor performance of the 30-Year ICE Swap Rate, as compared to the 2-Year ICE Swap Rate (meaning that the Spread would be lower), or either Index (meaning that either Index decreases to be less than its Minimum Index Level) during the term of the notes may negatively affect your return on the notes and will not be offset or mitigated by any positive performance of the others. Accordingly, your investment is subject to the performance risk of each of the ICE Swap Rates, the S&P 500® Index and the Russell 2000® Index.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE INDEX LEVEL OF EACH INDEX – Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Indices. Your payment at maturity is contingent upon the performance of each individual Index such that you will be exposed to the risks related to both of the Indices. Poor performance by either of the Indices over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by any positive performance by the other Index. Accordingly, your investment is subject to the risk of decline in the Index Level of each Index.
•	THE INTEREST RATE ON THE NOTES MAY BE BELOW THE RATE OTHERWISE PAYABLE ON SIMILAR VARIABLE RATE notes ISSUED BY US — The value of the notes will depend on the Interest Rate on the notes, which after the Initial Interest Periods will be affected by the Spread and the levels of the S&P 500® Index and the Russell 2000® Index. If (i) the Spread is less than or equal to zero on any Determination Date or (ii) the level of either of the S&P 500® Index or the Russell 2000® Index is less than its Minimum Index Level on any Accrual Determination Date, the Interest Rate on the notes may be less than returns on similar variable rate notes issued by us that are not linked to the ICE Swap Rates, the S&P 500® Index and the Russell 2000® Index, or that are only linked to one of the ICE Swap Rates, the S&P 500® Index or the Russell 2000® Index. We have no control over any fluctuations in the ICE Swap Rates, the S&P 500® Index or the Russell 2000® Index.

JPMorgan Structured Investments —	PS- 5
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

•	THE RETURN OF ANY PRINCIPAL COMPONENT OF YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE PERFORMANCE OF THE LESSER PERFORMING INDEX — If the notes are not called and the Ending Index Level of either Index is less than its respective Barrier Level, you will lose at least 40.00% of your investment in the notes and may lose all of your investment.
•	THE METHOD OF DETERMINING WHETHER THE ACCRUAL PROVISION HAS BEEN SATISFIED MAY NOT DIRECTLY CORRELATE TO THE ACTUAL LEVELS OF the S&P 500® Index or the RUSSELL 2000® Index — After the Initial Interest Periods, the determination of the Interest Rate per annum payable for any Interest Period will be based on the actual number of days in that Interest Period on which the Accrual Provision is satisfied, as determined on each Accrual Determination Date. However, we will use the same Index Levels of the S&P 500® Index and the Russell 2000® Index to determine whether the Accrual Provision is satisfied for the period commencing on the sixth Business Day prior to but excluding each applicable Interest Payment Date, which period we refer to as the Exclusion Period. The Index Levels used will be the Index Level of the S&P 500® Index and the Russell 2000® Index on the first Trading Day immediately preceding the Exclusion Period, regardless of what the actual closing levels of the S&P 500® Index or the Russell 2000® Index are for the calendar days in that period or whether the Accrual Provision could have otherwise been satisfied if actually tested in the Exclusion Period. As a result, the determination as to whether the Accrual Provision has been satisfied for any Interest Period (other than an Initial Interest Period) may not directly correlate to the actual Index Levels of the S&P 500® Index or the Russell 2000® Index, which will in turn affect the Interest Rate calculation.
•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE INDICES — If the notes are not called and the Ending Index Level of each Index is greater than or equal to its respective Barrier Level, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of either Index, which may be significant. In addition, if the notes are called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest, regardless of the appreciation in the value of either Index, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Index during the term of the notes.
•	LONGER DATED NOTES MAY BE MORE RISKY THAN SHORTER DATED NOTES — By purchasing a note with a longer tenor, you are more exposed to fluctuations in interest rates than if you purchased a note with a shorter tenor. Specifically, you may be negatively affected if certain interest rate scenarios occur or if the Index Level of either the S&P 500® Index or the Russell 2000® Index is less than the Minimum Index Level for an entire Interest Period. The applicable discount rate, which is the prevailing rate in the market for notes of the same tenor, will likely be higher for notes with longer tenors than if you had purchased a note with a shorter tenor. Therefore, assuming the notes have not been called and that short term rates rise, as described above, the market value of a longer dated note will be lower than the market value of a comparable short term note with similar terms.
•	WE MAY CALL YOUR NOTES PRIOR TO THEIR SCHEDULED MATURITY DATE — We may choose to call the notes early or choose not to call the notes early on any Redemption Date in our sole discretion. If the notes are called early, you will receive the principal amount of your notes plus accrued and unpaid interest to, but not including the Redemption Date. The aggregate amount that you will receive through and including the Redemption Date may be less than the aggregate amount that you would have received had the notes not been called early. If we call the notes early, you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date. We may choose to call the notes early, for example, if U.S. interest rates decrease significantly or if volatility of U.S. interest rates decreases significantly.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes you will not have voting rights, or rights to receive cash dividends or other distributions, or other rights that holders of securities composing the S&P 500® Index or the Russell 2000® Index would have.
•	REINVESTMENT RISK — If we redeem the notes, the term of the notes may be reduced and you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date.
•	VARIABLE RATE NOTES DIFFER FROM FIXED RATE NOTES — After the Initial Interest Periods of the notes, the variable Interest Rate for all Interest Periods will be determined in part based on the Spread and the Accrual Provision set forth on the cover of this pricing supplement, which is contingent upon the Index Levels of the S&P 500® Index and the Russell 2000® Index and may be less than returns otherwise payable on debt securities issued by us with similar maturities. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of the notes as compared to other investment alternatives.
•	AFTER THE INITIAL INTEREST PERIODS, MARKET DISRUPTION EVENTS MAY ADVERSELY AFFECT THE RATE AT WHICH THE NOTES ACCRUE INTEREST — After the Initial Interest Periods, the rate at which the notes accrue interest for an Interest Period will be based on the Index Levels of the S&P 500® Index and the Russell 2000®

JPMorgan Structured Investments —	PS- 6
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

Index on the applicable Accrual Determination Date and the Spread on the applicable Determination Date, subject to the Maximum Interest Rate. Notwithstanding anything to the contrary herein or in the accompanying product supplement, if a market disruption event occurs or is continuing on any Accrual Determination Date, the Accrual Provision will be deemed to have not been satisfied on such Accrual Determination Date (including any originally scheduled Accrual Determination Date relating to an Exclusion Period). Because, after the Initial Interest Periods, your notes will not accrue interest unless the Accrual Provision is satisfied, if a market disruption event continues for an extended period of time after the Initial Interest Periods, the amount of interest that accrues on the notes may be severely limited.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities as well as modeling and structuring the economic terms of the notes, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement for additional information about these risks.

In addition, JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index, but JPMorgan Chase & Co. will have no obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index.

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
•	THE INTEREST RATE ON THE NOTES IS BASED, IN PART, ON THE SPREAD, AND THEREFORE ON THE PERFORMANCE AND RELATIVE PERFORMANCE OF LONGER AND SHORTER TERM INTEREST RATES, WHICH MAY RESULT IN THE APPLICATION OF THE MINIMUM INTEREST RATE — The Spread is calculated as (a) the 30-Year ICE Swap Rate minus (b) the 2-Year ICE Swap Rate. The ICE Swap Rates may be influenced by a number of factors, including (but not limited to) monetary policies, fiscal policies, inflation, general economic conditions and public expectations with respect to such factors. The effect that any single factor may have on the ICE Swap Rates or may be partially offset by other factors. We cannot predict the factors that may cause the ICE Swap Rates, and consequently the Spread, to increase or decrease. Either a zero or negative Spread (indicating that the 30-Year ICE Swap Rate is equal to or less than the 2-Year ICE Swap Rate) on a Determination Date will cause the Interest Rate for the corresponding Interest Period to be equal to the Minimum Interest Rate. The amount of interest you accrue on the notes in any Interest Period (other than an Initial Interest Period) may therefore decrease even if either or both of the ICE Swap Rates increase. Under these circumstances, particularly if short term interest rates rise significantly relative to long term interest rates, the Interest Rate during any Interest Period (other than an Initial Interest Period) may be

JPMorgan Structured Investments —	PS- 7
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

equal to 0.00% per annum, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, and estimated hedging costs, including, but not limited to:
•	the performance of the ICE Swap Rates;
•	the performance of the Indices;
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the time to maturity of the notes;
•	dividend rates on the equity securities underlying the Index;
•	the expected positive or negative correlation between the ICE Swap Rates, the S&P 500® Index and the Russell 2000® Index or the expected absence of such correlation;
•	interest and yield rates in the market generally, as well as the volatility of those rates;

JPMorgan Structured Investments —	PS- 8
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

•	the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Like many long- term notes with short term call dates, secondary prices can drop sharply if the market shifts from assuming a call to assuming the note will be left outstanding indefinitely, particularly when after the call date passes, the payout shifts from fixed rate to floating.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	SECONDARY MARKET PRICES OF THE NOTES ARE SENSITIVE TO BOTH INTEREST RATES AND THE PERFORMANCE OF EACH INDEX — If interest rates rise generally, the secondary market prices of the notes will be adversely impacted because of the relatively long term of the notes and the increased probability that that the Interest Rate for the notes will be less than such rates. Additionally, if the Index Level for either Index declines, even if such Index Level has not declined below the applicable Barrier Level, the secondary market prices of the notes will also be adversely impacted because of the increased probability that the Accrual Provision may not be satisfied over the remaining term of the notes and the increased probability that you may lose some or all of your principal at maturity. If both interest rates rise and either Index Level declines, the secondary market prices of the notes may decline more rapidly than other securities that are only linked to the ICE Swap Rates or the Indices, or if the amount payable at maturity was not linked to the performance of the Lesser Performing Index relative to its respective Barrier Level.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	MARKET FACTORS MAY INFLUENCE WHETHER WE EXERCISE OUR RIGHT TO REDEEM THE NOTES PRIOR TO THEIR SCHEDULED MATURITY — We have the right to redeem the notes prior to the Maturity Date, in whole but not in part, on the specified Redemption Dates. It is more likely that we will redeem the notes prior to the Maturity Date if the Index Levels of the S&P 500® Index or the Russell 2000® Index are greater than or equal to the Minimum Index Level on the applicable Accrual Determination Date and the Spread is greater than or equal to 0.00% on the applicable Determination Date. If the notes are called prior to the Maturity Date, you may be unable to invest in certificates of deposit with similar risk and yield as the notes. Your ability to realize a higher than market yield on the notes is limited by our right to redeem the notes prior to their scheduled maturity, which may adversely affect the value of the notes in the secondary market, if any.

•          The INTEREST RATE will be affected by a number of factors — After the Initial Interest Periods, the interest rate will depend primarily on the ICE Swap Rates. A number of factors can affect the value of your notes and/or the amount of interest that you will receive, including, but not limited to:

•	changes in, or perceptions, about the future ICE Swap Rates;
•	general economic conditions;
•	prevailing interest rates; and
•	policies of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the payment of interest on the notes and on the value of the notes in the secondary market.

•	The ICE Swap Rates may be volatile — The ICE Swap Rates are subject to volatility due to a variety of factors affecting interest rates generally, including but not limited to:
•	sentiment regarding the U.S. and global economies;
•	expectation regarding the level of price inflation;
•	sentiment regarding credit quality in U.S. and global credit markets;
•	central bank policy regarding interest rates; and
•	performance of capital markets.
•	THE 30-YEAR USD ICE SWAP RATE AND THE 2-YEAR USD ICE SWAP RATE AND THE MANNER IN WHICH IT IS CALCULATED MAY CHANGE IN THE FUTURE — There can be no assurance that the method by which the 30-Year USD ICE Swap Rate and the 2-Year USD ICE Swap Rate are calculated will continue in its current form. Any changes in the method of calculation could reduce the 30-Year USD ICE Swap Rate and/or the 2-Year USD ICE Swap Rate and may negatively impact the Spread and, therefore, the interest payable on the notes after the Initial Interest Periods.
•	UNCERTAINTY ABOUT THE FUTURE OF LIBOR MAY ADVERSELY AFFECT THE 30-YEAR USD ICE SWAP RATE AND THE 2-YEAR USD ICE SWAP RATE — The 30-Year USD ICE Swap Rate and the 2-Year USD ICE Swap Rate are based on a hypothetical interest rate swap referencing the U.S. Dollar London Interbank Offered Rate (“LIBOR”) with a designated maturity of three months. On July 27, 2017, the Chief Executive of the U.K. Financial

JPMorgan Structured Investments —	PS- 9
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR rates to the LIBOR administrator after 2021. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of the 30-Year USD ICE Swap Rate and the 2-Year USD ICE Swap Rate-based securities, such as the notes. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect the 30-Year USD ICE Swap Rate and the 2-Year USD ICE Swap Rate during the term of the notes and your return on the notes and the trading market for the 30-Year USD ICE Swap Rate and the 2-Year USD ICE Swap Rate securities, including the notes.

•	THE 30-YEAR USD ICE SWAP RATE AND THE 2-YEAR USD ICE SWAP RATE MAY BE CALCULATED BASED ON DEALER QUOTATIONS OR BY THE CALCULATION AGENT IN GOOD FAITH AND IN A COMMERCIALLY REASONABLE MANNER OR, IF THEY ARE PERMANENTLY DISCONTINUED, REPLACED BY A SUCCESSOR OR SUBSTITUTE INTEREST RATE — If on a Determination Date, the 30-Year USD ICE Swap Rate and the 2-Year USD ICE Swap Rate cannot be determined by reference to Reuters page “ICESWAP1” (or any successor page), then the calculation agent will determine the 30-Year USD ICE Swap Rate and the 2-Year USD ICE Swap Rate for that Determination Date on the basis of the mid-market, semi-annual swap rate quotations provided to the calculation agent by up to five leading swap dealers, which may include the calculation agent or its affiliates, in the New York City interbank market, at approximately 11:00 a.m., New York City time, on that Determination Date. If fewer than three leading swap dealers selected by the calculation agent provide quotations as described above, the 30-Year USD ICE Swap Rate and the 2-Year USD ICE Swap Rate will be determined by the calculation agent, acting in a commercially reasonable manner. The 30-Year USD ICE Swap Rate and the 2-Year USD ICE Swap Rate determined in this manner may be different from the rates that would have been published on the applicable Reuters page and may be different from other published levels, or other estimated levels, of the 30-Year USD ICE Swap Rate and the 2-Year USD ICE Swap Rate. Notwithstanding the foregoing, if the Calculation Agent determines on the relevant Determination Date that the ICE Swap Rates have been permanently discontinued, then the Calculation Agent will use a substitute or successor interest rate that it determines in its sole discretion to be most comparable to ICE Swap Rates, provided that if the Calculation Agent determines that there is an industry-accepted successor interest rate, then the Calculation Agent will use that successor interest rate. If the Calculation Agent has determined a substitute or successor interest rate in accordance with the foregoing sentence, the Calculation Agent in its sole discretion may determine what Business Day Convention to use, what Interest Accrual Convention to use, the definition of Business Day, the Determination Dates and any other relevant methodology for calculating that substitute or successor interest rate in a manner that is consistent with industry-accepted practices for that substitute or successor interest rate. Any of the foregoing determinations or actions by the Calculation Agent could result in adverse consequences to the applicable Interest Rate on the applicable Determination Date, which could adversely affect the return on and the market value of the notes.

JPMorgan Structured Investments —	PS- 10
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period

The following examples illustrate how to calculate the Interest Rate on the notes for four hypothetical Interest Periods after the Initial Interest Periods. The following examples assume that we have not called the notes prior to their scheduled Maturity Date, the Multiplier for the Interest Period is 50 and the actual number of days in the applicable Interest Period is 90. The hypothetical Interest Rates in the following examples are for illustrative purposes only and may not correspond to the actual Interest Rates for any Interest Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: On the applicable Determination Date, the 30-Year ICE Swap Rate is 4.00% and the 2-Year ICE Swap Rate is 3.9%. In addition, the number of Variable Days in the Interest Period is 81. Because the 30-Year ICE Swap Rate (4.00%) is greater than the 2-Year ICE Swap Rate (3.9%), the Spread is positive and is equal to 0.1%. Accordingly, the Interest Factor is 5% calculated as follows:

MAX [0, 50 × (4.00% - 3.9%)] = 5% per annum

Therefore, the Interest Rate per annum for the Interest Period is equal to 4.5% per annum calculated as follows:

5% × (81/90) = 4.5% per annum

Example 2: On the applicable Determination Date, the 30-Year ICE Swap Rate is 5.00% and the 2-Year ICE Swap Rate is 1.00%. In addition, the number of Variable Days in the Interest Period is 90. Because the 30-Year ICE Swap Rate (5.00%) is greater than the 2-Year ICE Swap Rate (1.00%), the Spread is positive and is equal to 4.00%. However, because the Spread times the Multiplier is greater than the Maximum Interest Rate of 9.00% per annum, the Interest Factor is equal to the Maximum Interest Rate.

Therefore, the Interest Rate per annum for the Interest Period is equal to the Maximum Interest Rate of 9.00% per annum, calculated as follows:

9.00% × (90 / 90) = 9.00% per annum

Example 3: On the applicable Determination Date, the 30-Year ICE Swap Rate is 1.00% and the 2-Year ICE Swap Rate is 5.00%. In addition, the number of Variable Days in the Interest Period is 90. Because the 30-Year ICE Swap Rate (1.00%) is less than the 2-Year ICE Swap Rate (5.00%), the Spread is negative and is equal to -4.00%. However, because the Spread times the Multiplier is less than the Minimum Interest Rate of 0.00% per annum, the Interest Factor is equal to the Minimum Interest Rate.

Therefore, the Interest Rate per annum for the Interest Period is equal to the Minimum Interest Rate of 0.00% per annum, calculated as follows:

0.00% × (90 / 90) = 0.00% per annum

Example 4: For an Interest Period the Accrual Provision is not met on any calendar day during the Interest Period, and therefore, the number of Variable Days is 0. Regardless of the Interest Factor, because the Accrual Provision is not satisfied on any calendar day, the Interest Rate per annum for the Interest Period will be equal to 0.00% per annum.

JPMorgan Structured Investments —	PS- 11
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how to calculate the payment at maturity. For purposes of the following examples, we have assumed an Initial Index Level of 2,700 for the S&P 500® Index and an Initial Index Level of 1,500 for the Russell 2000® Index and Barrier Levels of 1,620 and 900, respectively, and that the notes are not called prior to their scheduled Maturity Date. Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. In addition, the effect of any accrued and unpaid interest has been excluded.

Example 1: The level of the S&P 500® Index increases from its Initial Index Level of 2,700 to an Ending Index Level of 2,900. The level of the Russell 2000® Index increases from its Initial Index Level of 1,500 to an Ending Index Level of 1,800. Because the Ending Index Level of both Indices is greater than or equal to their respective Initial Index Levels, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: The level of the S&P 500® Index decreases from its Initial Index Level of 2,700 to an Ending Index Level of 1,900. The level of the Russell 2000® Index increases from its Initial Index Level of 1,500 to an Ending Index Level of 1,800. The S&P 500® Index is the Lesser Performing Index. Although the Index Return of the Lesser Performing Index is negative, because the Ending Index Level of 1,900 is not less than its Barrier Level of 1,620, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the S&P 500® Index decreases from its Initial Index Level of 2,700 to an Ending Index Level of 1,350. The level of the Russell 2000® Index increases from its Initial Index Level of 1,500 to an Ending Index Level of 1,800. The S&P 500® Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index is negative and the Ending Index Level of 1,350 is less than its Barrier Level of 1,620, the investor receives a payment at maturity of $500.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -50.00%) = $500.00

Example 4: The level of the S&P 500® Index increases from its Initial Index Level of 2,700 to an Ending Index Level of 2,900. The level of the Russell 2000® Index decreases from its Initial Index Level of 1,500 to an Ending Index Level of 0. The Russell 2000® Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index is negative and the Ending Index Level of 0 is less than its Barrier Level of 900, the investor receives a payment at maturity of $0.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -100%) = $0.00

The hypothetical payments on the notes shown above apply only if the notes are not called prior to maturity and you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 12
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

What is an ICE Swap Rate?

An ICE Swap Rate is a rate for a U.S. dollar swap with a Designated Maturity and which appears on Reuters page “ICESWAP1” (or any successor page) at approximately 11:00 a.m., New York City time, on each Determination Date, as determined by the Calculation Agent.

On each Determination Date, if the 30-Year ICE Swap Rate or the 2-Year ICE Swap Rate cannot be determined by reference to Reuters page “ICESWAP1” (or any successor page), then the Calculation Agent will determine the 30-Year ICE Swap Rate or the 2-Year ICE Swap Rate, as applicable, for such day on the basis of the mid-market semi-annual swap rate quotations to the Calculation Agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such Determination Date, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable 30 year or 2 year maturity commencing on such Determination Date and in an amount, as determined by the Calculation Agent, that is representative for a single transaction in the relevant market at the relevant time (the “Representative Amount”) with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to the rate that is then used in the calculation of the ICE Swap Rates with a designated maturity of three months. The Calculation Agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate. If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the rate will be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

The “Designated Maturity” is 2 years or 30 years, as the case may be, depending on whether the 2-Year ICE Swap Rate or the 30-Year ICE Swap Rate is being calculated.

Notwithstanding the foregoing, if the Calculation Agent determines on the relevant Accrual Determination Date that the ICE Swap Rates have been permanently discontinued, then the Calculation Agent will use a substitute or successor interest rate that it determines in its sole discretion to be most comparable to the ICE Swap Rates, provided that if the Calculation Agent determines that there is an industry-accepted successor interest rate, then the Calculation Agent will use that successor interest rate.  If the Calculation Agent has determined a substitute or successor interest rate in accordance with the foregoing sentence, the Calculation Agent in its sole discretion may determine what Business Day Convention to use, what Interest Accrual Convention to use, the definition of Business Day, the Accrual Determination Dates and any other relevant methodology for calculating that substitute or successor interest rate in a manner that is consistent with industry-accepted practices for that substitute or successor interest rate.

What is the S&P 500® Index?

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement. As of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500® Index, but securities already included in the S&P 500® Index have been grandfathered and are not affected by this change.

What is the Russell 2000® Index?

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000 Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement.

JPMorgan Structured Investments —	PS- 13
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

Historical Information

The following graphs set forth the weekly historical performance of the ICE Swap Rates and the Spread from January 4, 2013 through November 16, 2018. We obtained the rates used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The 30-Year ICE Swap Rate, as it appeared on Reuters page “ICESWAP1” on November 19, 2018 was 3.210%. The 2-Year ICE Swap Rate, as it appeared on Reuters page “ICESWAP1” on November 19, 2018 was 2.983%. The Spread on November 19, 2018 was 0.227%.

The ICE Swap Rates and the Spread data in the following graphs were obtained from Bloomberg Financial Markets at approximately 3:30 p.m. on the relevant dates and may not be indicative of the Spread, which is determined on any date of determination by reference to the ICE Swap Rates published on Reuters page "ICESWAP1" at approximately 11:00 a.m., New York City time. The historical ICE Swap Rates and the Spread should not be taken as an indication of future performance, and no assurance can be given as to the ICE Swap Rates or the Spread on any Determination Date. We cannot give you assurance that the performance of the ICE Swap Rates and the Spread will result in any positive interest payments in any Interest Period subsequent to the final Initial Interest Period.

JPMorgan Structured Investments —	PS- 14
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

The following graph sets forth the weekly historical performance of the S&P 500® Index for the period from January 4, 2013 through November 16, 2018. The Index closing level on November 19, 2018 was 2,690.73.

We obtained the Index Levels used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Level on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the Index will result in any positive interest payments or return of principal at maturity.

The following graph sets forth the weekly historical performance of the Russell 2000® Index for the period from January 4, 2013 through November 16, 2018. The Index closing level on November 19, 2018 was 1,496.541.

We obtained the Index Levels used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Level on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the Index will result in any positive interest payments or return of principal at maturity.

JPMorgan Structured Investments —	PS- 15
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

JPMorgan Structured Investments —	PS- 16
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

JPMorgan Structured Investments —	PS- 17
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than The Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Selected Purchase Considerations” and “Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period” in this pricing supplement for a description of the risk-return profile and market exposure payable under the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-37 of the accompanying product supplement are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this pricing supplement, which will be the third business day following the pricing date of the notes (this settlement cycle being referred to as T+3). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the pricing date day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Sidley Austin LLP, as counsel to the Company and the Guarantor, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the related guarantee will be a valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Limited Liability Company Act of Delaware and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 24, 2018, which has been filed as Exhibit 5.3 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on January 24, 2018.

JPMorgan Structured Investments —	PS- 18
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the Russell 2000® Index due November 21, 2025